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                                                                    EXHIBIT 99.1


Contact:  Jennifer Good                     Sarah Zitter Milstein/Jim Fingeroth
          Vice President and                Kekst and Company
          Chief Financial Officer           212-521-4827
          Penwest Pharmaceuticals Co.       212-521-4819
          845-878-8381
          800-431-2457


                  PENWEST ENTERS INTO REVOLVING CREDIT FACILITY
                       TO FUND DRUG DEVELOPMENT ACTIVITIES

PATTERSON, NY, JANUARY 25, 2001 - Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced that it has completed arrangements for a new revolving line of credit with CIT Business Credit, a division of CIT (NYSE:CIT; TSE:CIT.U). The company intends to use the proceeds to fund its drug delivery research and development activities.

Under the revolving credit facility, the Company may borrow up to $10.0 million, depending on a formula based on Penwest's U.S. and Canadian receivables and inventory. All amounts borrowed under the credit facility will bear interest at a rate equal to the Chase Bank rate plus one percent.

Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest, said, "We are significantly expanding our drug development activities and this new source of funding is an initial step to enable us to fund this effort. We believe this increased drug development will enable us to deliver the greater long term value to our shareholders."

Victor D. Russo, President of CIT Business Credit, added, "We are pleased to provide this credit facility and look forward to supporting Penwest's plans for future growth."

Penwest is engaged in the research, development and commercialization of novel drug delivery technologies. Based on its experience in developing and manufacturing ingredients for orally-administered pharmaceutical products, Penwest has developed its proprietary TIMERx(R) controlled release delivery technology, which can be applied to a broad range of drugs.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends", "potential", and similar expressions are intended to identify forward-looking statements. Such risks and uncertainties include the need for Penwest to raise capital in order to fund increasing R&D spending and the risk that Penwest will not be able to raise such funds or will only be able to raise such funds on unfavorable terms; dependence on collaborators to, among other things, sell products for which Penwest receives royalties and advance clinical development and commercialization of products; the ability to enter into additional


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collaborations; the risk of patent litigation; regulatory risks relating to
TIMERx(R) drugs in development; actual and potential competition; the timing and outcome of regulatory approval of products and other risks as set forth under the caption "Risk Factors" in Penwest's Annual Report on Form 10K, which is on file with the Securities and Exchange Commission and which risk factors are incorporated by reference.



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